UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
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                                               OMB Number:             3235-0145
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 1)*

                               AEP Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    001031103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 001031103                     13G                    Page 1 of 6 Pages

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  JMB Capital Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           663,200
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         663,200
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         663,200
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.70%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001031103                     13G                    Page 2 of 6 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Smithwood Partners, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           663,200
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         663,200
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         663,200
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.70%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001031103                     13G                    Page 3 of 6 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Jonathan Brooks
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           663,200
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         663,200
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         663,200
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.70%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001031103                     13G                    Page 4 of 6 Pages

Item 1(a).  Name of Issuer:

                           AEP Industries Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           125 Phillips Avenue
                           South Hackensack, New Jersey  07606-1546
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  This Schedule 13G is being filed by JMB Capital Partners, L.P., Smithwood Partners, LLC and Mr. Jonathan Brooks (collectively, the "Reporting Persons").

                  JMB Capital Partners, L.P. is a California limited partnership ("JMB Capital").

                  Smithwood Partners, LLC, a California limited liability company ("Smithwood"), is the general partner of JMB Capital and is a registered investment advisor under the laws of the State of California.

                  Mr. Brooks is the sole member and manager of Smithwood.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The principal address of the Reporting Persons is 1999 Avenue of the Stars, Suite 2040, Los Angeles, CA 90067.
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  JMB Capital is a California limited partnership, Smithwood is a California limited liability company and Mr.Brooks is a citizen of the United States of America.

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common Stock, $0.01 par value per share (the "Shares")
            --------------------------------------------------------------------

CUSIP No. 001031103                     13G                    Page 5 of 6 Pages

Item 2(e).  CUSIP Number:

                           001031103
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: NOT APPLICABLE

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         As of December 31, 2005, the Reporting Persons owned 663,200 Shares.
         ----------------------------------------------------------------------

     (b) Percent of class:

         As of December 31, 2005, the Reporting Persons owned 7.70% of the issued and outstanding shares of the Issuer
         ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote:

                           JMB Capital is the holder of the 663,200 Shares
                  beneficially owned by the Reporting Persons. All voting decisions with respect to the Shares are ultimately made by Jonathan Brooks, as the sole member and manager of Smithwood, which is the general partner of JMB Capital. Accordingly, Jonathan Brooks (through Smithwood and JMB Capital) has the sole, indirect, power to direct the voting of the Shares.


         (ii)     Shared power to vote or to direct the vote:

                           Not Applicable.

         (iii)    Sole power to dispose or to direct the disposition of:

                           All decisions to dispose of the Shares are ultimately
                  made by Jonathan Brooks, as the sole member and manager of Smithwood, which is the general partner of JMB Capital. Accordingly, Jonathan Brooks (through Smithwood and JMB Capital) has the sole, indirect, power to direct the disposition of the Shares.

         (iv)     Shared power to dispose or to direct the disposition of:

                           Not Applicable.

CUSIP No. 001031103                     13G                    Page 6 of 6 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

                           Not Applicable.
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006                        JMB CAPITAL PARTNERS, L.P.
                                         By:  Smithwood Partners, LLC,
                                                 General Partner


                                         By: /s/ Jonathan Brooks
                                             -----------------------------
                                             Jonathan Brooks,
                                             Sole Member and Manager


February 14, 2006                        SMITHWOOD PARTNERS, LLC


                                         By: /s/ Jonathan Brooks
                                             -----------------------------
                                             Jonathan Brooks,
                                             Sole Member and Manager


February 14, 2006                        /s/ Jonathan Brooks
                                         ---------------------------------
                                             Jonathan Brooks, individually

                                  Exhibit No. 1

                             JOINT FILING AGREEMENT


         The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13G and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of AEP Industries Inc. and hereby affirm that this Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 14, 2006                   JMB Capital Partners, L.P.
                                           By:  Smithwood Partners, LLC,
                                                General Partner


                                           By: /s/ Jonathan Brooks
                                               ---------------------------------
                                           Name: Jonathan Brooks
                                           Title: Sole Member and Manager


Dated:  February 14, 2006                  Smithwood Partners, LLC


                                           By: /s/ Jonathan Brooks
                                               ---------------------------------
                                           Name: Jonathan Brooks
                                           Title:  Sole Member and Manager


Dated:  February 14, 2006

                                           By: /s/ Jonathan Brooks
                                               ---------------------------------
                                           Name: Jonathan Brooks, individually